Exhibit 2.1

SHARE EXCHANGE AGREEMENT

by and among

STRATUM HOLDINGS, INC.

CINCO NRG  LLC

and

THE MEMBERS OF
CINCO NRG  LLC

Dated as of January 17, 2014

SHARE EXCHANGE AGREEMENT

This SHARE EXCHANGE AGREEMENT (this “Agreement”), dated as of January 17, 2014, is by and among STRATUM HOLDINGS, INC., a Nevada corporation (“Stratum”), CINCO NRG  LLC, a Wyoming limited liability company (“Cinco”), and the individuals identified on Annex A hereto (together referred to herein as the “Members” and each a “Member”).  Each of the parties to this Agreement is individually referred to herein as a “Party” and collectively, as the “Parties.”

BACKGROUND

A. Stratum has 5,000,000 shares of Common Stock, $0.01 par value, authorized, of which 2,655,738 were issued and outstanding as of December 31, 2013, and 1,000,000 shares of Preferred Stock, none of which were issued or outstanding.

B. The capitalization of Cinco consists of 46,942,535 membership interests (the “Units”). As of the date of this Agreement, 46,942,535 Units of the Company are issued and outstanding.  Each Member is the record and beneficial owner of the Units set forth opposite such Member’s name on a confidential Annex A, which is not filed herewith.

C. Each Member has agreed to transfer all of his, her or its (hereinafter “its”) Units in exchange for approximately 46,942,535 newly issued shares of the Common Stock, $0.01 par value, of Stratum (the “Stratum Stock”), as set forth on Annex A.   The approximate number of shares of Stratum Stock to be received by each Member is listed opposite each such Member’s name on Annex A.  The aggregate number of shares of Stratum Stock that is reflected on Annex A is referred to herein as the “Shares.”

D. Approximately 2,090,000 shares of Stratum Stock will be reserved for issuance to certain officers and directors of Stratum.

E. In the aggregate, the shares of Stratum Stock issuable to Members will be approximately ninety-five percent (95%) of the issued and outstanding capital stock of Stratum as of and immediately after the Closing.

F. The Board of Directors of Stratum and the Managing Member of Cinco has determined that it is desirable to effect this plan of reorganization and share exchange.

AGREEMENT

NOW, THEREFORE, in consideration of the foregoing and the respective representations, warranties, covenants and agreements set forth herein, and intending to be legally bound hereby, the Parties agree as follows:

ARTICLE I

Exchange of Membership Interests and Shares

1.1. Exchange by the Members.

At the Closing, each Member shall sell, transfer, convey, assign and deliver to Stratum its Units free and clear of any lien, security interest, pledge, equity and claim of any kind, voting trust, stockholder agreement and other encumbrance (“Liens”) in exchange for the Stratum Stock listed on Annex A opposite such Member’s name.

1.2. Closing.

The closing (the “Closing”) of the transactions contemplated hereby (the “Transactions”) shall take place at the offices of Kline Law Group, PC, in San Francisco, CA commencing at 9:00 a.m. local time within five (5) business days following amendment of the Company’s articles of incorporation to increase the authorized number of shares of common stock to at least 200,000,000 and following the satisfaction or waiver of all conditions to the obligations of the Parties to consummate the Transactions (other than conditions with respect to actions that the respective parties will take at Closing) or such other date and time as the Parties may mutually determine (the “Closing Date”).

ARTICLE II

Representations and Warranties of the Members

           Subject to the exceptions set forth in the Member Disclosure Letter (regardless of whether or not the Member Disclosure Letter is referenced below with respect to any particular representation or warranty), each of the Members severally (and not jointly) represents and warrants as follows to Stratum.

2.1. Good Title.

The Member is the record and beneficial owner, and has good title to its Units, with the right and authority to sell and deliver such Units.  Upon delivery of any certificate or certificates duly assigned, representing the same as herein contemplated and/or upon registering of Stratum as the new owner of such Units in the books and records of Cinco, Stratum will receive good title to such Units, free and clear of all Liens.

2.2. Organization.

Each Member that is an entity is duly organized and validly existing in its jurisdiction of organization.

2.3. Power and Authority.

The Member has the legal power, capacity and authority to execute and deliver this Agreement and any other documents or agreements executed in connection with the Transactions (the “Transaction Documents”) to be delivered by it hereunder and to perform its obligations hereunder and thereunder, and to consummate the Transactions.  All acts required to be taken by the Member to enter into this Agreement, to deliver each Transaction Document to which it is a party and to carry out the Transactions have been properly taken.  This Agreement constitutes a legal, valid and binding obligation of the Member, enforceable against the Member in accordance with the terms hereof, except as such enforcement is limited by general equitable principles, or by bankruptcy, insolvency and other similar laws affecting the enforcement of creditors’ rights generally.

2.4. No Conflicts.

The execution and delivery of this Agreement by the Member and the performance by the Member of its obligations hereunder in accordance with the terms hereof: (a) will not require the consent of any third party or any federal, state, local or foreign government or any court of competent jurisdiction, administrative agency or commission or other governmental authority or instrumentality, domestic or foreign (“Governmental Entity”) under any statute, law, ordinance, rule, regulation, order, writ, injunction, judgment, or decree (“Laws”); (b) will not violate any Laws applicable to the Member; and (c) will not violate or breach any contractual obligation to which the Member is a party.

2.5. Litigation.

There is no pending proceeding against the Member that involves the Units or that challenges, or may have the effect of preventing, delaying or making illegal, or otherwise interfering with, any of the Transactions and, to the knowledge of the Member, no such proceeding has been threatened, and no event or circumstance exists that is reasonably likely to give rise to or serve as a basis for the commencement of any such proceeding.

2.6. No Finder’s Fee.

The Member has not created any obligation for any finder’s, investment banker’s or broker’s fee in connection with the Transactions.

2.7. Purchase Entirely for Own Account.

The Stratum Stock proposed to be acquired by the Member hereunder will be acquired for investment for its own account, and not with a view to the resale or distribution of any part thereof, and the Member has no present intention of selling or otherwise distributing the Stratum Stock, except in compliance with applicable securities laws.

2.8. Available Information.

The Member has such knowledge and experience in financial and business matters that it is capable of evaluating the merits and risks of investment in Stratum.

2.9. Non-Registration.

The Member understands that the Stratum Stock has not been registered under the Securities Act and, if issued in accordance with the provisions of this Agreement, will be issued by reason of a specific exemption from the registration provisions of the Securities Act which depends upon, among other things, the bona fide nature of the investment intent and the accuracy of the Member’s representations as expressed herein.  The non-registration shall have no prejudice with respect to any rights, interests, benefits and entitlements attached to the Stratum Stock in accordance with Stratum’s charter documents or the laws of its jurisdiction of incorporation.

2.10. Restricted Securities.

The Member understands that the Shares are characterized as “restricted securities” under the Securities Act inasmuch as this Agreement contemplates that, if acquired by the Member pursuant hereto, the Shares would be acquired in a transaction not involving a public offering. The issuance of the Shares hereunder have not been registered under the Securities Act or the securities laws of any state of the U.S. and that the issuance of the Stratum Stock is being effected in reliance upon an exemption from registration afforded under Section 4(2) of the Securities Act for transactions by an issuer not involving a public offering. The Member further acknowledges that if the Shares are issued to the Member in accordance with the provisions of this Agreement, such Shares may not be resold without registration under the Securities Act or the existence of an exemption therefrom.  The Member represents that it is familiar with Rule 144 promulgated under the Securities Act, as presently in effect, and understands the resale limitations imposed thereby and by the Securities Act.

2.11. Accredited Investor.

The Member is an “Accredited Investor” within the meaning of Rule 501 under the Securities Act and the Member was not organized for the specific purpose of acquiring the Shares.

2.12. Legends.

 The Member hereby agrees with Stratum that the Stratum Stock will bear the following legend or one that is substantially similar to the following legend:

THE SECURITIES REPRESENTED BY THIS CERTIFICATE HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE “SECURITIES ACT”), OR ANY STATE SECURITIES LAWS AND NEITHER SUCH SECURITIES NOR ANY INTEREST THEREIN MAY BE OFFERED, SOLD, PLEDGED, ASSIGNED OR OTHERWISE TRANSFERRED EXCEPT                                 (1) PURSUANT TO AN EFFECTIVE REGISTRATION STATEMENT UNDER THE SECURITIES ACT AND APPLICABLE STATE SECURITIES LAWS OR (2) PURSUANT TO AN AVAILABLE EXEMPTION FROM THE REGISTRATION REQUIREMENTS OF THE SECURITIES ACT AND APPLICABLE STATE SECURITIES LAWS, IN WHICH CASE THE HOLDER MUST, PRIOR TO SUCH TRANSFER, FURNISH TO THE COMPANY AN OPINION OF COUNSEL, WHICH COUNSEL AND OPINION ARE REASONABLY SATISFACTORY TO THE COMPANY, THAT SUCH SECURITIES MAY BE OFFERED, SOLD, PLEDGED, ASSIGNED OR OTHERWISE TRANSFERRED IN THE MANNER CONTEMPLATED PURSUANT TO AN AVAILABLE EXEMPTION FROM THE REGISTRATION REQUIREMENTS OF THE SECURITIES ACT AND APPLICABLE STATE SECURITIES LAWS.

2.13. Additional Legend; Consent.

Additionally, the Stratum Stock will bear any legend required by the “blue sky” laws of any state to the extent such laws are applicable to the securities represented by the certificate so legended. The Member consents to Stratum making a notation on its records or giving instructions to any transfer agent of Stratum Stock in order to implement the restrictions on transfer of the Shares.

2.14. Disclosure.

All disclosure provided to Stratum regarding a Member furnished by or on behalf of such Member (including the Member’s representations and warranties set forth in this Agreement, and the Member Disclosure Letter) is true and correct and does not contain any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements made therein, in light of the circumstances under which they were made, not misleading.

ARTICLE III

Representations and Warranties of Cinco

           Subject to the exceptions set forth in the Cinco Disclosure Letter (regardless of whether or not the Cinco Disclosure Letter is referenced below with respect to any particular representation or warranty), Cinco represents and warrants as follows to Stratum:

3.1. Organization, Standing and Power.

Cinco is duly organized, validly existing and in good standing under the laws of the jurisdiction in which it is organized and has the corporate power and authority and possesses all governmental franchises, licenses, permits, authorizations and approvals necessary to enable it to own, lease or otherwise hold its properties and assets and to conduct its businesses as presently conducted, other than such franchises, licenses, permits, authorizations and approvals the lack of which, individually or in the aggregate, has not had and would not reasonably be expected to have a material adverse effect on Cinco, a material adverse effect on the ability of Cinco to perform its obligations under this Agreement or on the ability of Cinco to consummate the Transactions (a “Cinco Material Adverse Effect”).  Cinco is duly qualified to do business in each jurisdiction where the nature of its business or its ownership or leasing of its properties make such qualification necessary except where the failure to so qualify would not reasonably be expected to have a Cinco Material Adverse Effect.  Cinco has delivered to Stratum true and complete copies of the Cinco Operating Agreement and Bylaws, in each case as amended through the date of this Agreement.

3.2. Subsidiaries; Equity Interests.  Cinco does not as of the date of this Agreement own, directly or indirectly, any capital stock, membership interest, partnership interest, joint venture interest or other equity interest in any person.

3.3. Capital Structure.

As of the date hereof, 46,942,535 Units of the Company are issued and outstanding.  No other membership interests, shares of capital stock or other voting securities of Cinco are issued, reserved for issuance or outstanding. All outstanding Units and shares of the capital stock, as the case may be, of Cinco are duly authorized, validly issued, fully paid and nonassessable and not subject to or issued in violation of any purchase option, call option, right of first refusal, preemptive right, subscription right or any similar right under any provision of the law of Wyoming, the Cinco Operating Agreement, or any contract, lease, license, indenture, note, bond, agreement, permit, concession, franchise or other instrument (“Contract”) to which Cinco is a party or otherwise bound.  There are not any bonds, debentures, notes or other indebtedness of Cinco having the right to vote (or convertible into, or exchangeable for, securities having the right to vote) on any matters on which holders of Cinco’s capital stock may vote (“Voting Cinco Debt”).  Except for the Cinco Notes and Cinco Options, as of the date of this Agreement, there are not any options, warrants, rights, convertible or exchangeable securities, “phantom” stock rights, stock appreciation rights, stock-based performance units, commitments, Contracts, arrangements or undertakings of any kind to which Cinco is a party or by which any of them is bound (a) obligating Cinco to issue, deliver or sell, or cause to be issued, delivered or sold, additional shares of capital stock or other equity interests in, or any security convertible or exercisable for or exchangeable into any capital stock of or other equity interest in, Cinco or any Voting Cinco Debt, (b) obligating Cinco to issue, grant, extend or enter into any such option, warrant, call, right, security, commitment, Contract, arrangement or undertaking or (c) that give any person the right to receive any economic benefit or right similar to or derived from the economic benefits and rights occurring to holders of the capital stock of Cinco.  As of the date of this Agreement, there are not any outstanding contractual obligations of Cinco to repurchase, redeem or otherwise acquire any shares of capital stock of Cinco.

3.4. Reserved

3.5. Authority; Execution and Delivery; Enforceability.

Cinco has all requisite power and authority to execute and deliver this Agreement and to consummate the Transactions.  The execution and delivery by Cinco of this Agreement and the consummation by Cinco of the Transactions have been duly authorized and approved by the Management Committee of Cinco and no other proceedings on the part of Cinco are necessary to authorize this Agreement and the Transactions.  When executed and delivered, this Agreement will be enforceable against Cinco in accordance with its terms, except as such enforcement is limited by general equitable principles, or by bankruptcy, insolvency and other similar laws affecting the enforcement of creditors’ rights generally.

3.6. No Conflicts; Consents.

(a) The execution and delivery by Cinco of this Agreement does not, and the consummation of the Transactions and compliance with the terms hereof will not, conflict with, or result in any violation of or default (with or without notice or lapse of time, or both) under, or give rise to a right of termination, cancellation or acceleration of any obligation or to loss of a material benefit under, or result in the creation of any Lien upon any of the properties or assets of Cinco under, any provision of (i) the Cinco Operating Agreement, the Cinco Bylaws, (ii) any material Contract to which Cinco is a party or by which any of their respective properties or assets is bound or (iii) subject to the filings and other matters referred to in Section 3.5(b), any material judgment, order or decree or material Law applicable to Cinco or its properties or assets, other than, in the case of clauses (ii) and (iii) above, any such items that, individually or in the aggregate, have not had and would not reasonably be expected to have a Cinco Material Adverse Effect.  Except for any required filings under applicable “Blue Sky” or state securities commissions, no material consent, approval, license, permit, order or authorization (“Consent”) of, or registration, declaration or filing with, or permit from, any Governmental Entity is required to be obtained or made by or with respect to Cinco in connection with the execution, delivery and performance of this Agreement or the consummation of the Transactions.

3.7. Taxes.

Cinco has timely filed, or has caused to be timely filed on its behalf, all federal, state, local, provincial and foreign Tax returns, declarations, statements, reports, schedules, forms and information returns and any amended Tax return relating to Taxes (“Tax Returns”) required to be filed by it, and all such Tax Returns are true, complete and accurate, except to the extent any failure to timely file or any inaccuracies in any filed Tax Returns, individually or in the aggregate, have not had and would not reasonably be expected to have a Cinco Material Adverse Effect.  All forms of taxation, whenever created or imposed, and whether of the United States or elsewhere, and whether imposed by a local, municipal, governmental, state, foreign, federal or other Governmental Entity, or in connection with any agreement with respect to Taxes, including all interest, penalties and additions imposed with respect to such amounts (“Taxes”) shown to be due on such Tax Returns, or otherwise owed, have been timely paid, except to the extent that any failure to timely pay or pay, individually or in the aggregate, has not had and would not reasonably be expected to have a Cinco Material Adverse Effect.  There are no unpaid taxes in any material amount claimed to be due by the taxing authority of any jurisdiction, and the officers of Cinco know of no basis for any such claim.  To the knowledge of Cinco no deficiency with respect to any Taxes has been proposed, asserted or assessed against Cinco, and no requests for waivers of the time to assess any such Taxes are pending, except to the extent any such deficiency or request for waiver, individually or in the aggregate, has not had and would not reasonably be expected to have a Cinco Material Adverse Effect.

3.8. Reserved

3.9. Litigation.  There is no action, suit, inquiry, notice of violation, proceeding (including any partial proceeding such as a deposition) or investigation pending or threatened in writing before or by any court, arbitrator, governmental or administrative agency, regulatory authority (federal, state, county, local or foreign), stock market, stock exchange or trading facility (each, an “Action”) against or affecting Cinco or any of its properties which (a) adversely affects or challenges the legality, validity or enforceability of any of this Agreement or the Shares or (b) could, if there were an unfavorable decision, individually or in the aggregate, have or reasonably be expected to result in a Cinco Material Adverse Effect.  Neither Cinco, nor to the knowledge of any director or officer thereof (in his or her capacity as such), is or has been the subject of any Action involving a claim or violation of or liability under federal or state securities laws or a claim of breach of fiduciary duty.

3.10. Compliance with Applicable Laws.

Cinco has conducted their business and operations in compliance with all applicable Laws, including those relating to occupational health and safety and the environment, except for instances of noncompliance that, individually and in the aggregate, have not had and would not reasonably be expected to have a Cinco Material Adverse Effect.  Cinco has not received any written communication during the past two years from a Governmental Entity that alleges that Cinco is not in compliance in any material respect with any applicable Law.  This Section 3.9 does not relate to matters with respect to Taxes, which are the subject of Section 3.7.

3.11. Brokers.

No broker, investment banker, financial advisor or other person is entitled to any broker’s, finder’s, financial advisor’s or other similar fee or commission in connection with the Transactions based upon arrangements made by or on behalf of Cinco.

3.12. Reserved

3.13. Contracts. Cinco is not in violation of or in default under (nor does there exist any condition which upon the passage of time or the giving of notice would cause such a violation of or default under) any Contract to which it is a party or by which it or any of its properties or assets is bound, except for violations or defaults that would not, individually or in the aggregate, reasonably be expected to result in a Cinco Material Adverse Effect.

3.14. Title to Properties.

Cinco has good title to, or valid leasehold interests in, all of its properties and assets used in the conduct of its businesses.  All such assets and properties, other than assets and properties in which Cinco has leasehold interests, are free and clear of all Liens, except for Liens that, in the aggregate, do not and will not materially interfere with the ability of Cinco to conduct business as currently conducted.  Cinco has complied in all material respects with the terms of all material leases to which it is a party and under which it is in occupancy, and all such leases are in full force and effect.  Cinco enjoys peaceful and undisturbed possession under all such material leases

3.15. Intellectual Property.

Cinco owns, or is validly licensed or otherwise has the right to use, any and all patents, patent rights, trademarks, trademark rights, trade names, trade name rights, service marks, service mark rights, copyrights and other proprietary intellectual property rights and computer programs (“Intellectual Property Rights”) which are material to the conduct of the business of Cinco.  There are no claims pending or, to the knowledge of Cinco, threatened that Cinco is infringing or otherwise adversely affecting the rights of any person with regard to any Intellectual Property Right.  To the knowledge of Cinco, no person is infringing the rights of Cinco with respect to any Intellectual Property Right.

3.16. Financial Statements.

Cinco has delivered to Stratum its unaudited consolidated financial statements for the period from inception on April 5, 2013 to October 31, 2013 (the “Cinco Financial Statements”).  The Cinco Financial Statements have been prepared in accordance with United States generally accepted accounting principles (“GAAP”) applied on a consistent basis throughout the period indicated.  The Cinco Financial Statements fairly present in all material respects the financial condition and operating results of Cinco, as of the dates, and for the periods, indicated therein.  Cinco does not have any material liabilities or obligations, contingent or otherwise, other than (a) liabilities incurred in the ordinary course of business subsequent to October 31, 2013, and (b) obligations under contracts and commitments incurred in the ordinary course of business and not required under GAAP to be reflected in the Cinco Financial Statements, which, in both cases, individually and in the aggregate, would not be reasonably expected to result in a Cinco Material Adverse Effect.

3.17. Transactions with Affiliates and Employees.

None of the officers or directors of Cinco and, to the knowledge of Cinco, none of the employees of Cinco is presently a party to any transaction with Cinco (other than for services as employees, officers and directors), including any Contract or other arrangement providing for the furnishing of services to or by, providing for rental of real or personal property to or from, or otherwise requiring payments to or from any officer, director or such employee or, to the knowledge of Cinco, any entity in which any officer, director, or any such employee has a substantial interest or is an officer, director, trustee or partner.

3.18. Investment Company.

Cinco is not, and is not an affiliate of, and immediately following the Closing will not have become, an “investment company” within the meaning of the Investment Company Act of 1940, as amended.

3.19. Foreign Corrupt Practices.

Neither Cinco,, nor, to Cinco’s knowledge, any director, officer, agent, employee or other person acting on behalf of Cinco has, in the course of its actions for, or on behalf of, Cinco (a) used any corporate funds for any unlawful contribution, gift, entertainment or other unlawful expenses relating to political activity; (b) made any direct or indirect unlawful payment to any foreign or domestic government official or employee from corporate funds; or (d) made any unlawful bribe, rebate, payoff, influence payment, kickback or other unlawful payment to any foreign or domestic government official or employee.

3.20. Absence of Certain Changes or Events.  From October 31, 2013 to the date of this Agreement, Cinco has conducted its business only in the ordinary course, and during such period there has not been:

(a) any change in the assets, liabilities, financial condition or operating results of Cinco, except changes in the ordinary course of business that have not caused, in the aggregate, a Cinco Material Adverse Effect;

(b) any damage, destruction or loss, whether or not covered by insurance, that would have a Cinco Material Adverse Effect;

(c) any waiver or compromise by Cinco of a valuable right or of a material debt owed to it;

(d) any satisfaction or discharge of any lien, claim, or encumbrance or payment of any obligation by Cinco, except in the ordinary course of business and the satisfaction or discharge of which would not have a Cinco Material Adverse Effect;

(e) any material change to a material Contract by which Cinco or any of its assets is bound or subject;

(f) any mortgage, pledge, transfer of a security interest in, or lien, created by Cinco, with respect to any of its material properties or assets, except liens for taxes not yet due or payable and liens that arise in the ordinary course of business and do not materially impair Cinco’s ownership or use of such property or assets;

(g) any loans or guarantees made by Cinco to or for the benefit of its employees, officers or directors, or any members of their immediate families, other than travel advances and other advances made in the ordinary course of its business;

(h) any alteration of Cinco’s method of accounting or the identity of its auditors;

(i) any declaration or payment of dividend or distribution of cash or other property to the Members or any purchase, redemption or agreements to purchase or redeem any Units;

(j) any issuance of equity securities to any officer, director or affiliate, except pursuant to existing Cinco stock option plans; or

(k) any arrangement or commitment by Cinco to do any of the things described in this Section 3.19.

3.21. Disclosure.

All disclosure provided to Stratum regarding Cinco, its business and the Transactions, furnished by or on behalf of Cinco (including Cinco’s representations and warranties set forth in this Agreement, and the Cinco Disclosure Letter) is true and correct and does not contain any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements made therein, in light of the circumstances under which they were made, not misleading.

3.22. No Undisclosed Events, Liabilities, Developments or Circumstances.

No event, liability, development or circumstance has occurred or exists, to the knowledge of Cinco, or is contemplated to occur with respect to Cinco, or its businesses, properties, prospects, operations or financial condition, that would be required to be disclosed by Cinco under applicable securities laws on a registration statement on Form S-1 filed with the Securities and Exchange Commission (“SEC”) relating to an issuance and sale by Cinco of its Units.

3.23. No Additional Agreements.

Cinco does not have any agreement or understanding with the Members with respect to the Transactions other than as specified in this Agreement.

ARTICLE IV

Representations and Warranties of Stratum

           Subject to the exceptions set forth in the Stratum Disclosure Letter (regardless of whether or not the Stratum Disclosure Letter is referenced below with respect to any particular representation or warranty), Stratum represents and warrants as follows to Cinco and the Members.

4.1. Organization, Standing and Power.

Stratum and each of its subsidiaries is duly organized, validly existing and in good standing under the laws of the the jurisdiction in which it is organized and has full corporate power and authority and possesses all governmental franchises, licenses, permits, authorizations and approvals necessary to enable it to own, lease or otherwise hold its properties and assets and to conduct its businesses as presently conducted, other than such franchises, licenses, permits, authorizations and approvals the lack of which, individually or in the aggregate, has not had and would not reasonably be expected to have a material adverse effect on Stratum, a material adverse effect on the ability of Stratum to perform its obligations under this Agreement or on the ability of Stratum to consummate the Transactions (a “Stratum Material Adverse Effect”).  Stratum is duly qualified to do business in each jurisdiction where the nature of its business or its ownership or leasing of its properties makes such qualification necessary and where the failure to so qualify would reasonably be expected to have a Stratum Material Adverse Effect.  Stratum has delivered to Cinco true and complete copies of the Stratum Articles of Incorporation and the Stratum Bylaws, as amended through date of this Agreement.

4.2. Subsidiaries; Equity Interests. All the outstanding shares of capital stock or equity investments of each subsidiary have been validly issued and are fully paid and nonassessable and are as of the date of this Agreement owned by Stratum, by another subsidiary of Stratum or by Stratum and another subsidiary of Stratum, free and clear of all Liens.  Except for its interests in its subsidiaries,

Stratum does not own, directly or indirectly, any capital stock, membership interest, partnership interest, joint venture interest or other equity interest in any person.

4.3. Capital Structure.

The authorized capital stock of Stratum consists of 5,000,000 shares of common stock, $0.01 par value and 1,000,000 shares of Preferred Stock.  As of the December 31, 2013, 2,655,738 shares of Stratum’s common stock and no shares of preferred stock are issued and outstanding.  Stratum has approximately 240,000 shares reserved for issuance under its 2006 Stock Option Plan.  All outstanding shares of the capital stock of Stratum are, and all such shares that may be issued prior to the date hereof will be when issued, duly authorized, validly issued, fully paid and nonassessable and not subject to or issued in violation of any purchase option, call option, right of first refusal, preemptive right, subscription right or any similar right under any provision of Nevada law, the Stratum Articles of Incorporation, the Stratum Bylaws or any Contract to which Stratum is a party or otherwise bound.  There are not any bonds, debentures, notes or other indebtedness of Stratum having the right to vote (or convertible into, or exchangeable for, securities having the right to vote) on any matters on which holders of Stratum’s common stock may vote (“Voting Stratum Debt”). As of the date of this Agreement, there are not any options, warrants, rights, convertible or exchangeable securities, “phantom” stock rights, stock appreciation rights, stock-based performance units, commitments, Contracts, arrangements or undertakings of any kind to which Stratum is a party or by which it is bound (a) obligating Stratum to issue, deliver or sell, or cause to be issued, delivered or sold, additional shares of capital stock or other equity interests in, or any security convertible or exercisable for or exchangeable into any capital stock of or other equity interest in, Stratum or any Voting Stratum Debt, (b) obligating Stratum to issue, grant, extend or enter into any such option, warrant, call, right, security, commitment, Contract, arrangement or undertaking or (c) that give any person the right to receive any economic benefit or right similar to or derived from the economic benefits and rights occurring to holders of the capital stock of Stratum.  As of the date of this Agreement, there are not any outstanding contractual obligations of Stratum to repurchase, redeem or otherwise acquire any shares of capital stock of Stratum.   The stockholder list provided to Cinco is a current stockholder and such list accurately reflects all of the issued and outstanding shares of the Stratum’s common stock.

4.4. Authority; Execution and Delivery; Enforceability.

The execution and delivery by Stratum of this Agreement and the consummation by Stratum of the Transactions have been duly authorized and approved by the Board of Directors of Stratum and the holders of a majority of its capital stock and no other corporate proceedings on the part of Stratum are necessary to authorize this Agreement and the Transactions.  This Agreement constitutes a legal, valid and binding obligation of Stratum, enforceable against Stratum in accordance with the terms hereof.

4.5. No Conflicts; Consents.

(a) The execution and delivery by Stratum of this Agreement does not, and the consummation of Transactions and compliance with the terms hereof will not, contravene, conflict with or result in any violation of or default (with or without notice or lapse of time, or both) under, or give rise to a right of termination, cancellation or acceleration of any obligation or to loss of a material benefit under, or to increased, additional, accelerated or guaranteed rights or entitlements of any person under, or result in the creation of any Lien upon any of the properties or assets of Stratum under, any provision of (i) the Stratum Articles of Incorporation or Stratum Bylaws, (ii) any material Contract to which Stratum is a party or by which any of its properties or assets is bound or (iii) subject to the filings and other matters referred to in Section 4.6(b), any material Order or material Law applicable to Stratum or its properties or assets, other than, in the case of clauses (ii) and (iii) above, any such items that, individually or in the aggregate, have not had and would not reasonably be expected to have a Stratum Material Adverse Effect.

(b) No Consent of, or registration, declaration or filing with, or permit from, any Governmental Entity is required to be obtained or made by or with respect to Stratum in connection with the execution, delivery and performance of this Agreement or the consummation of the Transactions, other than filings under state “blue sky” laws, as may be required in connection with this Agreement and the Transactions.

4.6. Taxes.

(a) Stratum has timely filed, or has caused to be timely filed on its behalf, all Tax Returns required to be filed by it, and all such Tax Returns are true, complete and accurate, except to the extent any failure to file, any delinquency in filing or any inaccuracies in any filed Tax Returns, individually or in the aggregate, have not had and would not reasonably be expected to have a Stratum Material Adverse Effect.  All Taxes shown to be due on such Tax Returns, or otherwise owed, have been timely paid, except to the extent that any failure to pay, individually or in the aggregate, has not had and would not reasonably be expected to have a Stratum Material Adverse Effect.

(b) The Stratum Financial Statements (as defined in Section 4.14 below) reflect an adequate reserve for all Taxes payable by Stratum (in addition to any reserve for deferred Taxes to reflect timing differences between book and Tax items) for all Taxable periods and portions thereof through the date of such financial statements.  No deficiency with respect to any Taxes has been proposed, asserted or assessed against Stratum, and no requests for waivers of the time to assess any such Taxes are pending, except to the extent any such deficiency or request for waiver, individually or in the aggregate, has not had and would not reasonably be expected to have a Stratum Material Adverse Effect.

(c) There are no Liens for Taxes (other than for current Taxes not yet due and payable) on the assets of Stratum.  Stratum is not bound by any agreement with respect to Taxes.

4.7. Litigation.

There is no Action against or affecting Stratum or any subsidiary or any of their respective properties which (a) adversely affects or challenges the legality, validity or enforceability of either of this Agreement or the Shares or (b) could, if there were an unfavorable decision, individually or in the aggregate, have or reasonably be expected to result in a Stratum Material Adverse Effect.  Neither Stratum nor any subsidiary, nor any director or officer thereof (in his or her capacity as such), is or has been the subject of any Action involving a claim or violation of or liability under federal or state securities laws or a claim of breach of fiduciary duty.

4.8. Compliance with Applicable Laws.

Stratum is in compliance with all applicable Laws, including those relating to occupational health and safety, the environment, export controls, trade sanctions and embargoes, except for instances of noncompliance that, individually and in the aggregate, have not had and would not reasonably be expected to have a Stratum Material Adverse Effect.  Stratum has not received any written communication during the past two years from a Governmental Entity that alleges that Stratum is not in compliance in any material respect with any applicable Law.  This Section 4.9 does not relate to matters with respect to Taxes, which are the subject of Section 4.6.

4.9. Contracts.

There are no Contracts that are material to the business, properties, assets, condition (financial or otherwise), results of operations or prospects of Stratum taken as a whole other than as set forth in the Stratum SEC Documents (as defined in Section 4.14 below).  Stratum is not in violation of or in default under (nor does there exist any condition which upon the passage of time or the giving of notice would cause such a violation of or default under) any Contract to which it is a party or by which it or any of its properties or assets is bound, except for violations or defaults that would not, individually or in the aggregate, reasonably be expected to result in a Stratum Material Adverse Effect.

4.10. Reserved

4.11. Title to Properties.

Stratum has good title to, or valid leasehold interests in, all of its properties and assets used in the conduct of its businesses.  All such assets and properties, other than assets and properties in which Stratum has leasehold interests, are free and clear of all Liens, except for Liens that, in the aggregate, do not and will not materially interfere with the ability of Stratum to conduct business as currently conducted.  Stratum has complied in all material respects with the terms of all material leases to which it is a party and under which it is in occupancy, and all such leases are in full force and effect.  Stratum enjoys peaceful and undisturbed possession under all such material leases.

4.12. Intellectual Property.

Stratum does not own, nor is validly licensed nor otherwise has the right to use, any Intellectual Property Rights other than as set forth in the Stratum SEC Documents.  No claims are pending or, to the knowledge of Stratum, threatened that Stratum is infringing or otherwise adversely affecting the rights of any person with regard to any Intellectual Property Right.

4.13. SEC Documents.  Stratum has filed all reports, schedules, forms, statements and other documents as required by the U.S. Securities and Exchange Commission (the “SEC”) and Stratum has delivered or made available to Cinco all reports, schedules, forms, statements and other documents filed with the SEC (collectively, and in each case including all exhibits and schedules thereto and documents incorporated by reference therein, the “Stratum SEC Documents”).  The Stratum SEC Documents complied in all material respects with the requirements of the Securities Act of 1933, as amended (the “Securities Act”) or the Securities Exchange Act of 1934, as amended (the “Exchange Act”), as the case may be, and the rules and regulations of the SEC promulgated thereunder applicable to such Stratum SEC documents, and none of the Stratum SEC Documents (including any and all consolidated financial statements included therein) as of such date contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. Except to the extent revised or superseded by a subsequent filing with the SEC (a copy of which has been provided to Cinco prior to the date of this Agreement), none of the Stratum SEC Documents contains any untrue statement of a material fact or omits to state any material fact or omitted to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. The consolidated financial statements of Stratum included in such Stratum SEC Documents (the “Stratum Financial Statements”) comply as to form in all material respects with applicable accounting requirements and the published rules and regulations of the SEC with respect thereto, have been prepared in accordance with generally accepted accounting principles (except, in the case of unaudited consolidated quarterly statements, as permitted by Form 10-Q of the SEC) applied on a consistent basis during the periods involved (except as may be indicated in the notes thereto) and fairly present the consolidated financial position of Stratum and its consolidated subsidiaries as of the dates thereof and the consolidated results of operations and changes in cash flows for the periods then ended (subject, in the case of unaudited quarterly statements, to normal year-end audit adjustments as determined by Stratum’s independent accountants). Except as set forth in the Stratum SEC Documents, at the date of the most recent audited financial statements of Stratum included in the Stratum SEC Documents, neither Stratum nor any of its subsidiaries had, and since such date neither Stratum nor any of such subsidiaries has incurred, any liabilities or obligations of any nature (whether accrued, absolute, contingent or otherwise) which, individually or in the aggregate, could reasonably be expected to have a Material Adverse Effect with respect to Stratum.

4.14. Undisclosed Liabilities. Neither of the Stratum nor any of its subsidiaries has any liability (whether known or unknown, whether absolute or contingent, whether liquidated or unliquidated and whether due or to become due), except for (a) liabilities shown on the balance sheet contained in the most recent Form 10-Q filed with the SEC, (b) liabilities which have arisen since the date of the balance sheet contained in the most recent Form 10-Q filed with the SEC in the ordinary course of business which do not exceed $1,000.00 in the aggregate and (c) contractual and other liabilities incurred in the ordinary course of business which are not required by GAAP to be reflected on a balance sheet.

4.15. Transactions With Affiliates and Employees.

None of the officers or directors of Stratum and, to the knowledge of Stratum, none of the employees of Stratum is presently a party to any transaction with Stratum or any subsidiary (other than for services as employees, officers and directors), including any Contract or other arrangement providing for the furnishing of services to or by, providing for rental of real or personal property to or from, or otherwise requiring payments to or from any officer, director or such employee or, to the knowledge of Stratum, any entity in which any officer, director, or any such employee has a substantial interest or is an officer, director, trustee or partner.

4.16. Investment Company.

Stratum is not, and is not an affiliate of, and immediately following the Closing will not have become, an “investment company” within the meaning of the Investment Company Act of 1940, as amended.

4.17. Foreign Corrupt Practices.

Neither Stratum, nor to Stratum’s knowledge, any director, officer, agent, employee or other person acting on behalf of Stratum has, in the course of its actions for, or on behalf of, Stratum (a) used any corporate funds for any unlawful contribution, gift, entertainment or other unlawful expenses relating to political activity; (b) made any direct or indirect unlawful payment to any foreign or domestic government official or employee from corporate funds; (c) violated or is in violation of any provision of the U.S. Foreign Corrupt Practices Act of 1977, as amended; or (d) made any unlawful bribe, rebate, payoff, influence payment, kickback or other unlawful payment to any foreign or domestic government official or employee.

4.18. Absence of Certain Changes or Events.

Except as disclosed in the Stratum SEC Documents, since the date of the most recent financial statements included in the Stratum SEC Documents, Stratum has conducted its business only in the ordinary course, and during such period there has not been:

(a) any change in the assets, liabilities, financial condition or operating results of Stratum from that reflected in the Stratum Financial Statements, except changes in the ordinary course of business that have not caused, in the aggregate, a Stratum Material Adverse Effect;

(b) any damage, destruction or loss, whether or not covered by insurance, that would have a Stratum Material Adverse Effect;

(c) any waiver or compromise by Stratum of a valuable right or of a material debt owed to it;

(d) any satisfaction or discharge of any lien, claim, or encumbrance or payment of any obligation by Stratum, except in the ordinary course of business and the satisfaction or discharge of which would not have a Stratum Material Adverse Effect;

(e) any material change to a material Contract by which Stratum or any of its assets is bound or subject;

(f) any material change in any compensation arrangement or agreement with any employee, officer, director or stockholder;

(g) any resignation or termination of employment of any officer of Stratum;

(h) any mortgage, pledge, transfer of a security interest in or lien created by Stratum with respect to any of its material properties or assets, except liens for taxes not yet due or payable and liens that arise in the ordinary course of business and that do not materially impair Stratum’s ownership or use of such property or assets;

(i) any loans or guarantees made by Stratum to or for the benefit of its employees, officers or directors, or any members of their immediate families, other than travel advances and other advances made in the ordinary course of its business;

(j) any declaration, setting aside or payment or other distribution in respect of any of Stratum’s capital stock, or any direct or indirect redemption, purchase, or other acquisition of any of such stock by Stratum;

(k) any alteration of Stratum’s method of accounting or the identity of its auditors;

(l) any issuance of equity securities to any officer, director or affiliate, except pursuant to existing Stratum stock option plans; or

(m) any arrangement or commitment by Stratum to do any of the things described in this Section 4.21.

4.19. No Registration Matters.

Stratum has not granted or agreed to grant to any person any rights (including “piggy-back” registration rights) to have any securities of Stratum registered with the SEC or any other governmental authority that have not been satisfied.

4.20. Disclosure.

All disclosure provided to the Members regarding Stratum, its business and the Transactions, furnished by or on behalf of Stratum (including Stratum’s representations and warranties set forth in this Agreement, and the Stratum Disclosure Letter) is true and correct and does not contain any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements made therein, in light of the circumstances under which they were made, not misleading.

4.21. No Undisclosed Events, Liabilities, Developments or Circumstances.

No event, liability, development or circumstance has occurred or exists, or is contemplated to occur with respect to Stratum, its subsidiaries or their respective businesses, properties, prospects, operations or financial condition, that would be required to be disclosed by Stratum under applicable securities laws on a registration statement on Form S-1 filed with the SEC relating to an issuance and sale by Stratum of its common stock and which has not been publicly announced.

4.22. No Additional Agreements.

Stratum does not have any agreement or understanding with the Members or Cinco with respect to the Transactions other than as specified in this Agreement.

ARTICLE V

Conditions to Closing

5.1. Stratum Conditions Precedent.

The obligations of the Members and Cinco to enter into and complete the Closing are subject, at the option of the Members and Cinco, to the fulfillment on or prior to the Closing Date of the following conditions, any one or more of which may be waived by Cinco and the Members in writing.

(a) Representations and Covenants. The representations and warranties of Stratum contained in this Agreement shall be true in all material respects on and as of the Closing Date with the same force and effect as though made on and as of the Closing Date.  Stratum shall have performed and complied in all material respects with all covenants and agreements required by this Agreement to be performed or complied with by Stratum on or prior to the Closing Date.

(b) Litigation.  No action, suit or proceeding shall have been instituted before any court or governmental or regulatory body or instituted or threatened by any governmental or regulatory body to restrain, modify or prevent the carrying out of the Transactions or to seek damages or a discovery order in connection with such Transactions, or which has or may have, in the reasonable opinion of Cinco, a materially adverse effect on the assets, properties, business, operations or condition (financial or otherwise) of Stratum.

(c) Consents.  All material consents, waivers, approvals, authorizations or orders required to be obtained, and all filings required to be made, by Stratum for the authorization, execution and delivery of this Agreement and the consummation by it of the Transactions shall have been obtained and made by Stratum, except where the failure to receive such consents, waivers, approvals, authorizations or orders or to make such filings would not have a Stratum Material Adverse Effect.

(d) No Material Adverse Change.  There shall not have been any occurrence, event, incident, action, failure to act, or transaction since the date of the Cinco Financial Statements which has had or is reasonably likely to cause a Stratum Material Adverse Effect.

(e) Post-Closing Capitalization.  At, and immediately after, the Closing, the authorized capitalization, and the number of issued and outstanding shares of the capital stock of Stratum, on a fully-diluted basis, shall be acceptable to Cinco and the Members.

(f) Satisfactory Completion of Due Diligence.  Cinco and the Members shall have completed their legal, accounting and business due diligence of Stratum and the results thereof shall be satisfactory to Cinco and the Members in their sole and absolute discretion.

(g) Good Standing Certificate.  Stratum shall have delivered to Cinco a certificate of good standing of Stratum dated within five (5) business days of Closing issued by the Secretary of State of Nevada.

(h) Issuance of Shares.  Stratum shall have issued the Shares to the Members on the stock ledger of Stratum in accordance with Annex A and shall have delivered a copy of such stock ledger to Cinco and the Members.  At or within five (5) business days following the Closing, Stratum shall deliver to each Member a certificate representing the new shares of Stratum Stock issued to such Member.

(i) Such other documents as Cinco may reasonably request for the purpose of (i) evidencing the accuracy of any representation or warranty of Stratum evidencing the performance by Stratum, or the compliance by Stratum with, any covenant or obligation required to be performed or complied with by Stratum (iii) evidencing the satisfaction of any condition referred to in this Article V, or (iv) otherwise facilitating the consummation of any of the transactions contemplated by this Agreement and the Transaction Documents.

5.2. Cinco and Member Conditions Precedent.

The obligations of Stratum to enter into and complete the Closing is subject, at the option of Stratum, to the fulfillment on or prior to the Closing Date of the following conditions, any one or more of which may be waived by Stratum in writing.

(a) Representations and Covenants.  The representations and warranties of the Members and Cinco contained in this Agreement shall be true in all material respects on and as of the Closing Date with the same force and effect as though made on and as of the Closing Date.  The Members and Cinco shall have performed and complied in all material respects with all covenants and agreements required by this Agreement to be performed or complied with by the Members and Cinco on or prior to the Closing Date.

(b) Litigation.  No action, suit or proceeding shall have been instituted before any court or governmental or regulatory body or instituted or threatened by any governmental or regulatory body to restrain, modify or prevent the carrying out of the Transactions or to seek damages or a discovery order in connection with such Transactions, or which has or may have, in the reasonable opinion of Stratum, a materially adverse effect on the assets, properties, business, operations or condition (financial or otherwise) of Cinco.

(c) Consents.  All material consents, waivers, approvals, authorizations or orders required to be obtained, and all filings required to be made, by the Members or Cinco for the authorization, execution and delivery of this Agreement and the consummation by them of the Transactions, shall have been obtained and made by the Members or Cinco, except where the failure to receive such consents, waivers, approvals, authorizations or orders or to make such filings would not have an Cinco Material Adverse Effect.

(d) No Material Adverse Change.  There shall not have been any occurrence, event, incident, action, failure to act, or transaction since the date of the Cinco Financial Statements which has had or is reasonably likely to cause a Cinco Material Adverse Effect.

(e) Post-Closing Capitalization.  At, and immediately after, the Closing, the authorized capitalization, and the number of issued and outstanding shares of the capital stock of Stratum, on a fully-diluted basis, as indicated on a schedule to be delivered by the Parties at or prior to the Closing, shall be acceptable to Stratum.

(f) Satisfactory Completion of Due Diligence.  Stratum shall have completed its legal, accounting and business due diligence of Cinco and the Members and the results thereof shall be satisfactory to Stratum in its sole and absolute discretion.

(g) Unit Transfer Documents.  If Units are certificated, each Member shall have delivered to Stratum the original certificate(s) representing its Units, accompanied by a duly executed Unit transfer power for transfer by the Member of its Units to Stratum.

ARTICLE VI

Covenants

6.1. Blue Sky Laws.

Stratum shall take any action (other than qualifying to do business in any jurisdiction in which it is not now so qualified) required to be taken under any applicable state securities laws in connection with the issuance of the Stratum Stock in connection with this Agreement.

Public Announcements. Stratum and Cinco will consult with each other before issuing, and provide each other the opportunity to review and comment upon, any press releases or other public statements with respect to this Agreement and the Transactions and shall not issue any such press release or make any such public statement prior to such consultation, except as may be required by applicable Law, court process or by obligations pursuant to any listing agreement with any national securities exchanges.

6.2. Fees and Expenses.

All fees and expenses incurred in connection with this Agreement shall be paid by the Party incurring such fees or expenses, whether or not this Agreement is consummated.

ARTICLE VII

Miscellaneous

7.1. Notices.

All notices, requests, claims, demands and other communications under this Agreement shall be in writing and shall be deemed given upon receipt by the Parties at the following addresses (or at such other address for a Party as shall be specified by like notice):

If to Stratum, to:

Stratum Holdings, Inc.
11011 Richmond Avenue, Suite 525
Houston, Texas 77042
Attention: D. Hughes Watler, Jr.
Facsimile: (713) 479-7080

With a copy to:

Kline Law Group, PC
100 Pine Street, Suite 1250
San Francisco, CA 94111
Attention: Scott Kline
Facsimile: 415.745.3301

If to Cinco, to:

Pioneer Group, LLC
201 S. Phillips Avenue, Suite 200
Sioux Falls, SD 57104
Attention:  Michael Calloway

If to the Members at the addresses set forth in on the signature pages hereto.

7.2. Amendments; Waivers; No Additional Consideration.

No provision of this Agreement may be waived or amended except in a written instrument signed by Cinco, Stratum and Members holding a majority of the Units.  No waiver of any default with respect to any provision, condition or requirement of this Agreement shall be deemed to be a continuing waiver in the future or a waiver of any subsequent default or a waiver of any other provision, condition or requirement hereof, nor shall any delay or omission of any Party to exercise any right hereunder in any manner impair the exercise of any such right.  No consideration shall be offered or paid to any Member to amend or consent to a waiver or modification of any provision of any Transaction Document unless the same consideration is also offered to all Members then hold the Shares.

7.3. Termination.

(a) The Parties may terminate this Agreement as provided below:

(i) Cinco, Stratum and a majority of the Members may terminate this Agreement by mutual written consent at any time prior to the Closing;

(ii) Stratum may terminate this Agreement by giving written notice to Cinco and the Members at any time prior to the Closing (A) in the event Cinco or any Member has breached any material representation, warranty, or covenant contained in this Agreement in any material respect, Stratum has notified Cinco and/or the Member of the breach, and the breach has continued without cure for a period of twenty days after the notice of breach; (B) if the Closing shall not have occurred on or before March  31, 2014 by reason of the failure of any condition precedent under Section 5.2 hereof (unless the failure results primarily from Stratum itself breaching any representation, warranty, or covenant contained in this Agreement); and

(iii) Cinco may terminate this Agreement by giving written notice to Stratum at any time prior to the Closing (A) in the event Stratum has breached any material representation, warranty, or covenant contained in this Agreement in any material respect, Cinco has notified Stratum of the breach, and the breach has continued without cure for a period of twenty days after the notice of breach; (B) if the Closing shall not have occurred on or before March 31, 2014 by reason of the failure of any condition precedent under Section 5.1 hereof (unless the failure results primarily from Cinco or any Member breaching any representation, warranty, or covenant contained in this Agreement).

(b) If any Party terminates this Agreement pursuant to Section 7.3(a) above, all rights and obligations of the Parties hereunder shall terminate without any liability of any Party to any other Party (except for any liability of any Party then in breach).

7.4. Payment of Expenses.

Beginning on the date of execution hereof, the Company shall pay on behalf of Cinco all of Cinco’s normal operating expenses at commercially reasonable times and amounts, or as otherwise reasonably directed by management of Cinco.  If this Agreement is terminated pursuant to Sections 7.3(a)(i) and (ii) then any amounts paid by the Company on behalf of Cinco pursuant hereto shall be deemed to be a breakup fee paid to Cinco, and the Company shall have no right to recover or be reimbursed any sucb amounts previously paid.

7.5 Reserved.

7.6. Remedies.

In addition to being entitled to exercise all rights provided herein or granted by law, including recovery of damages, each of the Members, Stratum and Cinco will be entitled to specific performance under this Agreement.  The Parties agree that monetary damages may not be adequate compensation for any loss incurred by reason of any breach of obligations described in the foregoing sentence and hereby agrees to waive in any action for specific performance of any such obligation the defense that a remedy at law would be adequate.

7.7. Independent Nature of Members’ Obligations and Rights.

The obligations of each Member under this Agreement are several and not joint with the obligations of any other Member, and no Member shall be responsible in any way for the performance of the obligations of any other Member under this Agreement.  The decision of each Member to acquire the Shares pursuant to this Agreement has been made by such Member independently of any other Member.  Nothing contained herein, and no action taken by any Member pursuant hereto, shall be deemed to constitute the Members as a partnership, an association, a joint venture or any other kind of entity, or create a presumption that the Members are in any way acting in concert or as a group with respect to such obligations or the transactions contemplated herein.  Each Member shall be entitled to independently protect and enforce its rights, including without limitation the rights arising out of this Agreement, and it shall not be necessary for any other Member to be joined as an additional party in any proceeding for such purpose.  Each of Cinco and Stratum acknowledges that each of the Members has been provided with this same Agreement for the purpose of closing a transaction with multiple Members and not because it was required or requested to do so by any Member.

7.8. Limitation of Liability.

Notwithstanding anything herein to the contrary, each of Stratum and Cinco acknowledges and agrees that the liability of a Member arising directly or indirectly, under any Transaction Document of any and every nature whatsoever shall be satisfied solely out of the assets of such Member, and that no trustee, officer, other investment vehicle or any other affiliate of such Member or any investor, shareholder or holder of shares of beneficial interest of such Member shall be personally liable for any liabilities of such Member.

7.9. Interpretation.

When a reference is made in this Agreement to a Section, such reference shall be to a Section of this Agreement unless otherwise indicated.  Whenever the words “include”, “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation”.

7.10. Severability.

If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any rule or Law, or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the Transactions is not affected in any manner materially adverse to any Party.  Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the Parties shall negotiate in good faith to modify this Agreement so as to effect the original intent of the Parties as closely as possible in an acceptable manner to the end that the Transactions are fulfilled to the extent possible.

7.11. Counterparts; Facsimile Execution.

This Agreement may be executed in one or more counterparts, all of which shall be considered one and the same agreement and shall become effective when one or more counterparts have been signed by each of the Parties and delivered to the other Parties.  Facsimile execution and delivery of this Agreement is legal, valid and binding for all purposes.

7.12. Entire Agreement; Third Party Beneficiaries.

This Agreement, together with the Rescission Agreement (a) constitutes the entire agreement and supersede all prior agreements and understandings, both written and oral, among the Parties with respect to the Transactions and (b) are not intended to confer upon any person other than the Parties any rights or remedies.

7.13. Governing Law.

This Agreement shall be governed by, and construed in accordance with, the laws of the State of Texas, regardless of the laws that might otherwise govern under applicable principles of conflicts of laws thereof, except to the extent the laws of Nevada are mandatorily applicable to the Transactions.

7.14. Assignment.

Neither this Agreement nor any of the rights, interests or obligations under this Agreement shall be assigned, in whole or in part, by operation of law or otherwise by any of the Parties without the prior written consent of each of the other Parties.  Any purported assignment without such consent shall be void. Subject to the preceding sentences, this Agreement will be binding upon, inure to the benefit of, and be enforceable by, the Parties and their respective successors and assigns.

[Signature Page Follows]

IN WITNESS WHEREOF, the parties hereto have caused this Share Exchange Agreement to be duly executed by their respective authorized signatories as of the date first indicated above.

STRATUM HOLDINGS, INC.

By:
Name:
Title:

CINCO NRG, LLC

By:
Name:
Title:

MEMBERS:

Name:
Address: